EXHIBIT 99.1

Gladstone Investment Corporation Reports Financial Results for Its Third Quarter Ended December 31, 2014, Including 39% Increase in Net Investment Income

MCLEAN, Va., Feb. 4, 2015 (GLOBE NEWSWIRE) -- Gladstone Investment Corporation (Nasdaq:GAIN) (the "Company") today announced earnings for its third quarter ended December 31, 2014. Please read the Company's Form 10-Q filed today with the U.S. Securities and Exchange Commission (the "SEC"), which can be retrieved from the SEC's website at www.sec.gov or from the Company's website at www.gladstoneinvestment.com.

Summary Information: (dollars in thousands, except per share data (unaudited)):

	December 31,	September 30,
	2014	2014	Change	% Change
For the Quarter Ended:
Total investment income	$ 11,562	$ 9,071	$ 2,491	27.5%
Total expenses	(5,723)	(4,867)	856	17.6
Net investment income	5,839	4,204	1,635	38.9
Net investment income per common share	0.22	0.16	0.06	37.5
Cash distribution per common share	0.23	0.18	0.05	27.8
Net realized loss	(209)	(12)	197	NM
Net unrealized appreciation (depreciation)	1,959	(1,495)	3,454	NM

Net increase in net assets resulting from operations	7,589	2,697	4,892	181.4

Weighted average yield on interest-bearing investments	12.5%	12.6%	(0.1)%	(0.8)
Total dollars funded	$ 50,062	$ 27,306	$ 22,756	83.3
Total dollars repaid	4,777	742	4,035	543.8

As of:
Total investments, at fair value	$ 394,145	$ 346,901	$ 47,244	13.6%
Fair value, as a percent of cost	86.2%	84.2%	2.0%	2.4
Net assets	$ 226,272	$ 224,773	$ 1,499	0.7
Net asset value per common share	8.55	8.49	0.06	0.7
Asset coverage ratio	221%	264%	(43.0)%	(16.3)
Number of portfolio companies	32	30	2	6.7

NM=Not Meaningful

Highlights for the Quarter: During the quarter ended December 31, 2014, the following significant events occurred:

  Portfolio Activity: Invested $43.4 million, through a combination of debt and equity, in two new portfolio companies, and invested an additional $6.8 million into existing portfolio companies.

  Preferred Equity Offering: Completed a public offering in November 2014 of approximately 1.7 million shares of 6.75% Series B Cumulative Term Preferred Stock ("Series B Term Preferred Stock") at a public offering price of $25.00 per share. Gross proceeds totaled $41.4 million and net proceeds, after deducting underwriting discounts and offering expenses borne by us, were $39.7 million.

Recurring Distributions: Paid monthly cash distributions to common and preferred stockholders for each of October, November and December 2014. The Company paid $0.06 per common share, per month; $0.1484375 per share, per month for the Company's 7.125% Series A Cumulative Term Preferred Stock ("Series A Term Preferred Stock"); and $0.2250 per share, in aggregate, for the Series B Term Preferred Stock, which distribution included the pro-rated month of November 2014 and the full month of December 2014. The Company also paid a $0.05 per common share special distribution in December 2014.  This represents the third calendar year in a row that we have paid a special cash distribution to common stockholders.

Third Quarter 2015 Results: Net investment income for the quarters ended December 31 and September 30, 2014, was $5.8 million, or $0.22 per share, and $4.2 million, or $0.16 per share, respectively, an increase of 38.9%. The increase in net investment income for the quarter ended December 31, 2014, as compared to the prior quarter, was primarily due to the $1.3 million increase in other income, as the Company received a $1.3 million dividend from one of its portfolio companies in the current quarter. Net increase in net assets resulting from operations for the quarters ended December 31 and September 30, 2014, was $7.6 million, or $0.29 per share, and $2.7 million, or $0.10 per share, respectively. The quarter over quarter increase was primarily due to the change in fair value of the portfolio investments, as the quarter ended December 31, 2014 experienced $2.0 million in net unrealized appreciation, compared to $1.5 million in net unrealized depreciation in the quarter ended September 30, 2014.

Subsequent Events: After December 31, 2014, the following significant events occurred:

  Regular and Distributions Declared: Declared the following monthly cash distributions to stockholders:
				Distribution per	Distribution per
			Distribution per	Series A Term	Series B Term
Declaration Date	Record Date	Payment Date	Common Share	Preferred Share	Preferred Share
January 13, 2015	January 23, 2015	February 3, 2015	$ 0.06	$0.1484375	$0.140625
January 13, 2015	February 18, 2015	February 27, 2015	0.06	0.1484375	0.140625
January 13, 2015	March 20, 2015	March 31, 2015	0.06	0.1484375	0.140625
Total for the Quarter:			$ 0.18	$0.4453125	$0.421875

Conference Call for Stockholders: The Company will hold its earnings release conference call on Thursday, February 5, 2015, at 8:30 a.m. EST. Please call (855) 376-7516 to enter the conference. An operator will monitor the call and set a queue for any questions. A replay of the conference call will be available through March 5, 2015. To hear the replay, please dial (855) 859-2056 and use conference number 17240982. The replay will be available beginning approximately one hour after the call concludes. The live audio broadcast of the Company's quarterly conference call will also be available online at www.gladstoneinvestment.com. The event will be archived and available for replay on the Company's website through April 5, 2015.

About Gladstone Investment Corporation: Gladstone Investment Corporation is a publicly traded business development company that seeks to make debt and equity investments in small and medium-sized businesses in the United States in connection with acquisitions, changes in control and recapitalizations. The Company has paid 115 consecutive monthly cash distributions on its common stock. Information on the business activities of all the Gladstone funds can be found at www.gladstonecompanies.com.

The Company undertakes no obligation to update the information contained herein to reflect subsequently occurring events or circumstances, except as required by applicable securities laws and regulations. For a description of certain risks to which the Company is or may be subject, please refer to the factors discussed under the captions "Cautionary Statement Concerning Forward Looking Statements" and "Risk Factors" included in the Company's filings with the SEC (accessible at www.sec.gov).

To obtain a paper copy of the Form 10-Q filed today with the SEC, please contact the Company at 1521 Westbranch Drive, Suite 100, McLean, VA 22102, ATTN: Investor Relations. The financial information above is not comprehensive and is without notes, so readers should obtain and carefully review the Company's Form 10-Q for the quarter ended December 31, 2014, including the notes to the consolidated financial statements contained therein.

CONTACT: Investor Relations Inquiries:
         Please visit www.gladstone.com or +1-703-287-5893.